Exhibit (a)(5)(N)
FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:      Wesley R. Card, Chief Operating and Financial Officer
               Anita Britt, Executive Vice President Finance
               (215) 785-4000


JONES APPAREL AND MAXWELL SHOE DISCUSSING A MERGER AGREEMENT ON THE BASIS OF A
                            $23.25 PER SHARE PRICE

NEW YORK, NEW YORK - June 16, 2004 - Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) today announced that it is in negotiations with Maxwell Shoe Company Inc. ("Maxwell") (Nasdaq: MAXS) regarding a definitive agreement for Jones' acquisition of Maxwell on the basis of a price of $23.25 per share in cash. The transaction remains subject to the successful negotiation of a definitive merger agreement and the approval of the Maxwell board of directors.

There can be no assurance that further discussions or negotiations will lead to an acceptable merger agreement between Jones and Maxwell or that the proposed transaction will be consummated. In the event that a definitive merger agreement is not entered into, Jones' offer will be terminated unless Jones has received sufficient consents from Maxwell's stockholders to replace the Maxwell board of directors on or before this Friday, June 18, 2004, which is the last business day prior to the termination of Jones' consent solicitation.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. With over 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

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                             IMPORTANT INFORMATION

Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the "SEC") from time to time, including the tender offer statement filed on March 23, 2004 and the first supplement to the tender offer statement filed on May 26, 2004, regarding the tender offer by MSC Acquisition Corp. ("MSC") for all the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights, of Maxwell. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Jones filed a definitive consent solicitation statement on April 21, 2004 with the SEC. Investors and security holders may obtain a free copy of the definitive consent solicitation statement and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones

Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the definitive consent solicitation statement filed by Jones with the SEC on Schedule 14A on April 21, 2004.